Internal Bulletin

   TO:     Employee Stockholders
   FROM:   Roger Beach
   RE:     Voting Your Proxy


If you have not yet reviewed the 1998 Proxy Statement, I urge you to do so and to complete and return your proxy today. It contains information about three stockholder proposals and other items that are important to you as a stockholder and employee of Unocal.

Please keep in mind that if you do not vote, your votes will NOT necessarily be cast in support of management.
Most employee shares are held in the Unocal Savings
Plan, whose trustee is required to cast unvoted shares in the same proportion as all of the voted employee shares.

Your proxy vote on your Savings Plan shares is always confidential, and your vote on other shares is always confidential unless you check the "open ballot" box on your proxy. To ensure complete confidentiality, Unocal has retained an independent third party to receive and tabulate all votes.

Unocal's Board of Directors recommends votes against the three stockholder proposals being considered. The proposals are summarized below. Review the Proxy
Statement for more detailed arguments for and against these proposals.

NO ON ITEM 4
The proposal requests the board of directors to conduct a special review of the company's executive compensation practices for all of the company's top officers.

Our Position: Unocal's executive compensation is determined by the board's Management Development and Compensation Committee, which is composed of non-employee directors and assisted by a highly regarded compensation consulting firm, Strategic Compensation
Associates. The committee evaluates the individual performances of Unocal's executive officers, and the criteria upon which their compensation is based. In the Proxy Statement, all stockholders are provided a detailed review of our executive compensation programs and policies. Based on compensation survey data for our industry and peer group, Unocal remains slightly below the estimated mean of total executive compensation.

NO ON ITEM 5
This proposal requests that a committee of outside directors conduct extensive research and publish a report on the allegation that the Myanma Oil and Gas
Enterprise (MOGE) is serving as a conduit for illegal drug-money laundering in Myanmar.

Our Position: The proposed resolution is identical to one defeated last year by more than 94 percent of the shares voted. It implies that Unocal officials have knowledge of such activities allegedly conducted by MOGE. This is absolutely false. Furthermore, Unocal has no legal or contractual right to access
MOGE's accounting or other financial records required for such an investigation, and would be unable to comply with this resolution if it were passed.

NO ON ITEM 6
This proposal requests that the board of Directors appoint a committee of outside directors to issue a report on the actual and potential economic and public relations costs to Unocal of opposition to its business in Myanmar.

Our Position:   Item 6 is identical to a proposal
rejected last year by more than 95 percent of the shares voted. No report is necessary since the costs are immaterial. Unocal's non-operating expenses for government relations, public communications and legal costs related to its Myanmar investments amounted to less than 0.03 percent of Unocal's 1997 total assets and 0.04 percent of its expenses.

Remember, your vote counts. Proposals must be rejected by very high margins or they can be resubmitted year after year.

Cast your vote today!

NEWSLINE is produced for employees by the Public
Relations and Communications Group in El Segundo,
California. It is posted on the SeventySix Home Page at http://st.unocal.com/76.